Filed Pursuant to Rule 424(b)(5)

Registration No. 333-237989

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 12, 2020)

SHARPLINK GAMING LTD.

1,413,075 Ordinary Shares

Pre-Funded Warrants to Purchase 1,253,592 Ordinary Shares

Pursuant to this prospectus supplement and the accompanying prospectus (the “accompanying prospectus”), we are offering to Alpha Capital Anstalt (“Alpha”) 1,413,075 ordinary shares, par value NIS 0.06 per share, at an offering price of $3.75 per share, and pre-funded warrants to purchase 1,253,592 ordinary shares at an exercise price of $0.01 per ordinary share (the “Pre-Funded Warrants”), for a purchase price of $3.74 per Pre-Funded Warrant. In addition, concurrently with the offering of ordinary shares and pre-funded warrants, but not pursuant to this prospectus supplement or the accompanying prospectus, we are offering to Alpha warrants to purchase 2,666,667 ordinary shares at an exercise price of $4.50 per ordinary share (the “Private Warrants”). The Private Warrants are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), are not being offered pursuant to this prospectus supplement and the accompanying prospectus, and are being sold pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Our ordinary shares are listed on The NASDAQ Capital Market under the symbol “SBET.” On November 16 2021, the last reported sale price of our ordinary shares on The NASDAQ Capital Market was $4.07 per share.

As of November 16, 2021, the aggregate market value of our ordinary shares held by non-affiliates pursuant to General Instruction I.B.5 to Form F-3 was $57,334,476 which was calculated based on 11,132,908 outstanding ordinary shares held by non-affiliates and at a price of $3.70 per share, the closing sale price of our ordinary shares reported on The Nasdaq Capital Market on November 12, 2021. As a result, we are eligible to offer and sell up to an aggregate of $13,730,572 of our ordinary shares pursuant to General Instruction I.B.5. of Form F-3. Following this offering, we will have sold securities with an aggregate market value of $10,000,000 pursuant to General Instruction I.B.5. of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

As of the date of this prospectus supplement, an aggregate of $10,000,000 of ordinary shares and other securities remain unsold under the registration statement on Form F-3 (File No. 333-237989) we filed with the Securities and Exchange Commission on May 4, 2020 and declared effective on May 12, 2020.

Investing in our securities involves substantial risks. See “RISK FACTORS” beginning on page S-5 of this prospectus. You should carefully read this prospectus and the documents incorporated herein before making any investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Public Offering Price
Per Ordinary Share	$3.75
Total for Ordinary Shares	$5,299,031
Per Pre-Funded Warrants	$3.74
Total for Pre-Funded Warrants	$4,688,434

Proceeds to us, before expenses	$9,987,465

The date of this prospectus supplement is November 16, 2021.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which contains specific information about the terms of this offering. The second is the accompanying prospectus, which provides you with general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of certain Information by Reference.”

References in this prospectus to “Old SharpLink” refer to SharpLink, Inc., a Minnesota corporation, which we acquired in a reverse merger completed on July 26, 2021, pursuant to that certain Agreement and Plan of Merger among us, Old SharpLink and New SL Acquisition Corp. dated April 15, 2021, or the Merger Agreement. References in this prospectus to the “Company,” “we,” “us” and “our” refer to SharpLink Gaming Ltd., an Israeli company formerly known as Mer Telemanagement Solutions Ltd.

On July 26, 2021, we completed a 1-for-2 reverse stock split, which we refer to in this prospectus as the Reverse Stock Split. Unless otherwise noted herein, references to shares of capital stock in this prospectus give effect to this Reverse Stock Split.

Both of our and Old SharpLink’s financial statements are prepared and presented in accordance with accounting principles generally accepted in the U.S., or GAAP. Neither our nor Old SharpLink’s historical results necessarily indicate our expected results for any future periods.

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus supplement, any document incorporated by reference, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus or any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including information set forth or incorporated by reference into this prospectus supplement and accompanying prospectus, contains statements that constitute forward-looking information statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our plans, and objectives and expectations for future operations, and in statements containing words such as “believes,” “estimates,” “anticipates,” “intends,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should,” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees and involve risks and uncertainties that could cause actual results to materially differ from those expressed in, or implied by, these statements, including those described under “Risk Factors” and in the Company’s filings with the SEC that are incorporated herein by reference. Readers should not place undue reliance on forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this prospectus or elsewhere, except as required by law.

S-ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, before making an investment decision, you are urged to carefully review this prospectus supplement and the accompanying prospectus in its entirety, including the risks of investing in our securities discussed under the caption “Risk Factors” and the financial statements and other information that is contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus is a part.

Company Overview

We are a business-to-business, or B2B, provider of advanced technology that seamlessly connects sports fans with online sports betting bookmakers, which we refer to as our Affiliate Marketing Services, and a leading U.S. provider of free to play games and betting feed integrations, which we refer to as our Sports Gaming Client Services.

We recently completed a merger between New SL Acquisition Corp., our wholly-owned subsidiary, and Old SharpLink. We acquired our Affiliate Marketing Services and Sports Gaming Client Services businesses as a result of the merger, and following the merger, we changed our name from Mer Telemanagement Solutions Ltd. to SharpLink Gaming Ltd and our ticker symbol from MTSL to SBET. We also continue to operate our legacy business, which provides solutions for telecommunications expense management, or TEM, including enterprise mobility management software, usage and accounting software, and contact center software. We refer to this business as our Legacy Business.

Our Affiliate Marketing Services business focuses on acquiring sports fans through our partnerships with professional sports leagues, large sports media websites and our own network of related sports websites, bringing them highly relevant and timely sports betting content. Specifically, our analytical software tools allow us to collect data on sports fans, intelligently connect those fans with personally relevant sports betting offers, and convert the sports fans into paying customers for online bookmakers. Our vision is to be the leader in the emerging U.S. sports gaming and betting markets by developing advanced technology that seamlessly connects sports fans with online sports bookmakers.

Our Sports Gaming Client Services business has been providing custom development, hosting and management services for free-to-play games and prize-winning contests for major sports leagues and media companies for over 15 years. In addition to our traditional games development business, we have developed and deployed betting integration services for major leagues in the U.S. By leveraging our technology and building on our current client relationships, we believe we are well positioned to earn a leadership position in the rapidly evolving sports betting industry by delivering high-value users to gaming operators.

Our Legacy Business provides TEM solutions that allow enterprises and organizations to make smarter choices with their telecommunications spending at each stage of the service lifecycle, including allocation of cost, proactive budget control, fraud detection, processing of payments and spending forecasting. More information about our Legacy Business can be found in our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Securities and Exchange Commission, or SEC, on May 17, 2021, which is incorporated by reference herein.

Our management team has more than 100 years of combined experience delivering innovative sports solutions to partners such as Turner Sports, Google, Facebook, the National Football League (NFL), the National Collegiate Athletic Association (NCAA) and the National Basketball Association (NBA), among many other iconic organizations, with executive experience at companies such as ESPN, NBC, Sportradar, AOL, Cantor Gaming, Betfair and others. Our current Sports Gaming Client Services business was originally established in 2006 as Sports Technologies Inc., or STI, which was founded by our Chief Operating Officer. STI was acquired by SportsHub Games Network, Inc., or SportsHub, one of our significant shareholders in 2016. In November 2020, SportsHub spun-off and we subsequently acquired STI in an all-stock transaction.

We were incorporated under the laws of the State of Israel in December 1995. We are a public limited liability company under the Israeli Companies Law 1999-5759, or the Israeli Companies Law, and operate under this law and associated legislation. Our registered offices is located at 14 Hatidhar Street, P.O. Box 2112, Ra΄anana 4366516, Israel, our principal place of business is located at 333 Washington Ave. N, Suite 104, Minneapolis, MN 55401, USA, and our telephone number is (612) 293-0619. Our website address is www.sharplink.com. The information on our website is not incorporated by reference into this prospectus.

Reverse Merger with Old SharpLink

 On July 26, 2021, we completed a merger of New SL Acquisition Corp., our wholly-owned subsidiary formed under the laws of the State of Delaware, and Old SharpLink, a company incorporated under the laws of the State of Minnesota, pursuant to an Agreement and Plan of Merger we entered into on April 15, 2021. As set forth in the Merger Agreement, New SL Acquisition Corp. merged with and into Old SharpLink with Old SharpLink remaining as the surviving corporation and our wholly-owned subsidiary. We refer to this merger and related transactions as the Merger, and references to the Company mean the combined company following the Merger.

Immediately following the closing of the Merger, the former Old SharpLink securityholders immediately before the Merger owned approximately 86% of the Ordinary Shares of the Company, on a fully-diluted, as-converted basis. Such percentage included a stock option pool equal to 10% of the Ordinary Shares of the Company, on a fully-diluted, as-converted basis, immediately following the Closing. In connection with the Merger, the directors and officers of the Company were replaced with directors and officers of and nominated by Old SharpLink.

The Offering

Purchaser:	Alpha Capital Anstalt (“Alpha”)

Ordinary shares offered by us:	1,413,075 shares

Pre-Funded Warrants offered by us:	1,253,592

Ordinary shares outstanding before this offering (1):	20,316,775 shares (as more fully described in the notes following this table)

Ordinary shares outstanding after completion of this offering (1):	21,729,850 shares (assuming none of the Pre-Funded Warrants issued in this offering or the Private Warrants issued in the concurrent private placement are exercised)

Manner of offering	Registered direct offering. See “Plan of Distribution” on page S-10 of this prospectus supplement.

Description of Pre-Funded Warrants:	Each Pre-Funded Warrant will have an exercise price of $0.01 per share, will be exercisable upon issuance and will expire only when exercised in full.

Concurrent private placement	In a concurrent private placement, we are selling to Alpha warrants to purchase 2,666,667 ordinary shares at a price of $4.50 per share (the “Private Warrants”). The Private Warrants are exercisable six months following issuance and terminate four years following issuance. The Private Warrants and the ordinary shares issuable upon exercise of such Private Warrants are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. See “Private Placement Transaction.”

Use of Proceeds:

We estimate that our net proceeds from this offering will be approximately $9.9 million, excluding the proceeds, if any, from the exercise of the Pre-Funded Warrants or the Private Warrants. We intend to use the net proceeds from this offering to support our technology and business development initiatives, as well as for general working capital purposes.

See the section titled “Use of Proceeds” in this prospectus supplement.

NASDAQ Capital Market symbol:	SBET

Trading:	Our shares of ordinary shares currently trade on NASDAQ. We do not plan on applying to list the Pre-Funded Warrants or the Private Warrants on NASDAQ, any national securities exchange or any other nationally recognized trading system. The Pre-Funded Warrants and the Private Warrants will not be transferrable except pursuant to their terms.

Risk Factors:	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” below and in our most recent Annual Report on Form 20-F, which is incorporated by reference and the other information included elsewhere in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares or warrants to purchase our ordinary shares.

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(1)	The number of shares of our ordinary shares shown above to be outstanding immediately before and after this offering is based on 20,316,775 ordinary shares outstanding as of November 16, 2021, and excludes, as of such date:

●	1,797,824 ordinary shares subject to outstanding options having a weighted average exercise price of $4.85 per share;
●	1,236,552 ordinary shares reserved for future issuance pursuant to our existing stock incentive plans;
●	93,333 ordinary shares subject to outstanding warrants having a weighted average exercise price of $1.85 per share; and
●	54,737 ordinary shares issuable upon conversion of Series A-1 Preferred Shares and 124,810 ordinary shares issuable upon conversion of Series B Preferred Shares.

RISK FACTORS

In addition to the other information included in this prospectus, you should carefully consider the following risk factors before determining to purchase the ordinary shares or Pre-funded Warrants offered hereby. The following is not intended to be an exhaustive list of the risks related to the Company, the Transaction or our business. You should also read and consider the risk factors described under (i) Part 1, Item 3, “Key Information – Risk Factors” of the Company’s Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on May 17, 2021, and (ii) the section captioned “Risk Factors” in the Company’s proxy statement filed as Exhibit 99.2 to its Report on Form 6-K filed with the SEC on June 16, 2021, which annual report and proxy statement are incorporated herein by reference.

Risks Related to this Offering

The market price of our ordinary shares has been, and may continue to be volatile and fluctuate significantly, which could result in substantial losses for investors and subject us to securities class action litigation.

The trading price for our ordinary shares has been, and we expect it to continue to be, volatile. The price at which our ordinary shares trade depends upon a number of factors, including our historical and anticipated operating results, our financial situation, announcements of technological innovations or new products by us or our competitors, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions. Some of these factors are beyond our control. Broad market fluctuations may lower the market price of our ordinary shares and affect the volume of trading in our stock, regardless of our financial condition, results of operations, business or prospect.

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

We intend to use the net proceeds from this offering primarily to continue funding the development of our technology, for business development, and for working capital purposes. In addition, we may use the proceeds of this offering for the acquisition of other businesses, technology, or assets, although we have not entered into any agreements related to acquisitions. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

You will experience immediate and substantial dilution as a result of this offering and may experience significant dilution as a result of future equity offerings or issuances and exercise of outstanding options and warrants.

Since the public offering price our ordinary shares and Pre-Funded Warrants will be substantially higher than the net tangible book value per share of our ordinary shares, you will suffer substantial dilution in the net tangible book value of the ordinary shares and the ordinary shares underlying the Pre-Funded Warrants you purchase in this offering. Our pro-forma net tangible book value as of December 31, 2020, after giving effect to the merger of SharpLink, Inc. and Mer Telemanagement Solutions Ltd. (“MTS”), our predecessor, and the proceeds of the offering of ordinary shares and Pre-Funded Warrants in the offering, was approximately $0.71 per share. As a result, if you purchase ordinary shares at the offer price of $3.75 per share (including through the purchase and exercise of a Pre-Funded Warrant, you will suffer immediate and substantial dilution of $3.04 per share in the net tangible book value of the ordinary shares you acquire. See the section titled “Dilution” below for a more detailed discussion of the dilution you would incur if you purchase ordinary shares or Pre-Funded Warrants.

In order to raise additional capital or pursue strategic transactions, we may in the future offer, issue or sell additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares, including the issuance of ordinary shares in relation to the achievement of milestones. Our stockholders may experience significant dilution as a result of future equity offerings or issuances. Investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

Future sales of our ordinary shares in the public market could cause our stock price to fall.

Sales of a substantial number of ordinary shares in the public market, or the perception that these sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. As of November 16, 2021, we had 20,316,775 ordinary shares outstanding, all of which, other than shares held by our directors, certain officers, and certain shareholders, were eligible for sale in the public market. In addition, all of the shares of ordinary shares issuable upon exercise of warrants will be freely tradable without restriction or further registration upon issuance.

Holders of our warrants will have no rights as shareholder until they acquire our ordinary shares.

Until you acquire ordinary shares upon exercise of your Pre-Funded Warrants, you will have no rights as a shareholder. Upon exercise of your Pre-Funded Warrants, you will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs after the exercise date.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our ordinary shares.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our ordinary shares. Sales of a substantial number of ordinary shares in the public market following this offering could cause the market price of our ordinary shares to decline. If there are more ordinary shares offered for sale than buyers are willing to purchase, then the market price of our ordinary shares may decline to a market price at which buyers are willing to purchase the offered shares of our ordinary shares and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

There is currently no public market for the Pre-Funded Warrants or the Private Warrants being offered in this offering and in the concurrent private placement, and the terms of the Pre-Funded Warrants and the Private Warrants prevent free trading of such warrants.

We do not plan on applying to list the Pre-Funded Warrants or the Private Warrants on NASDAQ, any national securities exchange or any other nationally recognized trading system. Moreover, the terms of the Pre-Funded Warrants or the Private Warrants prevent free trading of such warrants.

USE OF PROCEEDS

We intend to use the net proceeds from this offering primarily to continue funding the development of our technology, for business development, and for working capital purposes. In addition, we may use the proceeds of this offering for the acquisition of other businesses, technology, or assets, although we have not entered into any agreements related to acquisitions.

After deducting the placement agent fee and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $9.9 million. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering, if any. As a result, our management will have broad discretion regarding the timing and application of the net proceeds from this offering.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares and do not currently anticipate declaring or paying cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors that our board of directors may deem relevant.

DILUTION

If you purchase our ordinary shares in this offering, you will experience dilution to the extent of the difference between the amount per share paid by purchasers of ordinary shares in this offering and our as adjusted net tangible book value per share immediately after this offering. Net tangible book value per share is equal to the amount of our total tangible assets (totals assets excluding intangible assets and goodwill), less total liabilities, divided by the aggregate number of outstanding ordinary shares, Series A-1 Preferred Shares and Series B Preferred Shares; with each of the Series convertible into one ordinary share.

Our net tangible book value as of December 31, 2020, which represents the pre-merger financial position of SharpLink, Inc. and Mer Telemanagement Solutions Ltd. (“MTS”), our predecessor, and pro forma adjustments described Exhibit 99.2 to our Form 6-K filed on June 16, 2021, giving effect to the acquisition of SharpLink, Inc. by MTS as if such acquisition had been completed on December 31, 2020, was $6,610,000, or $0.32 per ordinary share (including the ordinary shares issuable upon conversion of the preferred B shares). Net tangible book value represents the amount of our total tangible assets less our total liabilities.

Our pro forma net tangible book value as of December 31, 2020,, after giving effect to our receipt of an estimated $9,900,000 in net proceeds from the issuance and sale of 1,413,075 ordinary shares and the prefunded warrants to purchase up to 1,253,592 ordinary shares, was $16,510,000, or $0.71 per ordinary share. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of common and convertible preferred series shares outstanding as of December 31, 2020, after giving effect to the pro forma adjustment described above.

The following table illustrates this dilution:

Public offering price per share	$3.75
Net tangible book value per share as of December 31, 2020	$0.32
Increase in net tangible book value per share attributable to pro forma adjustment described above	$0.39
Pro forma net tangible book per share as of December 31, 2020		$0.71

Net dilution per share to investors in this offering		$3.04

The number of shares of our ordinary shares utilized above to be outstanding immediately before and after this offering is based on 20,316,775 ordinary shares outstanding as of November 16, 2021, 54,737 ordinary shares issuable upon conversion of Series A-1 Preferred Shares and 124,810 ordinary shares issuable upon conversion of Series B Preferred Shares and excludes, as of such date:

●	1,797,824 ordinary shares subject to outstanding options having a weighted average exercise price of $4.85 per share;

●	1,236,552 ordinary shares reserved for future issuance pursuant to our existing stock incentive plans; and

●	93,333 ordinary shares subject to outstanding warrants having a weighted average exercise price of $1.85 per share.

In addition, we may choose to raise additional capital depending on market conditions, our capital requirements, and strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Ordinary Shares

We are offering 1,413,075 ordinary shares, par value NIS 0.06 per share, to Alpha Capital Anstalt at an offering price of $3.75 per share. The material terms and provisions of our ordinary shares are described under the heading “Description of Share Capital” starting on page 20 of the accompanying prospectus.

Pre-Funded Warrants

We are offering pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,253,592 of our ordinary shares. Each Pre-Funded Warrant has an exercise price of $0.01 per share. The Pre-Funded Warrants will be exercisable upon issuance and will expire only when exercised in full. The exercise of the Pre-Funded Warrants is subject to certain exercise limitations, such that the holder may not exercise the Pre-Funded Warrants if such exercise results in the holder becoming the beneficial owner of more than 9.99% of the number of ordinary shares outstanding immediately after giving effect to such exercise, provided that, upon prior notice to us, the holder may increase or decrease such limitation up to a maximum of 9.99% of the number of ordinary shares outstanding, provided that any increase in such beneficial ownership shall not be effective until 61 days following such notice. The Pre-Funded Warrants will have a cashless exercise right.

The Pre-Funded Warrants provide for the adjustment of the exercise price and number of shares issuable upon exercise of the Pre-Funded Warrants in connection with stock dividends and splits, such that the number of shares issuable upon exercise of the Pre-Funded Warrants is adjusted in proportion to the change in the number of shares outstanding and the aggregate exercise price of the Pre-Funded Warrants remains unchanged. In addition, if we grant, issue or sell any ordinary share equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of shares (and not the holder of the Pre-Funded Warrants), then the Pre-Funded Warrant holder will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which the holder could have acquired if the holder had held the number of ordinary shares acquirable upon complete exercise of the Pre-Funded Warrants. If we declare or make any dividend or other distribution of our assets to holders of our ordinary shares, the Pre-Funded Warrant holder shall be entitled to participate in the distribution to the same extent that the holder would have participated therein if the holder had held the number of ordinary shares acquirable upon complete exercise of the Pre-Funded Warrants. Other than as described above, the Pre-Funded Warrants do not contain anti-dilution provisions.

Upon the reclassification, reorganization or recapitalization of our ordinary shares, or merger or consolidation with or into another entity, the consummation of a stock purchase agreement whereby more than 50% of our outstanding ordinary shares are acquired by another person or entity, or a sale or other disposition of substantially all of our assets, the holder of each of the Pre-Funded Warrants is entitled to receive, upon exercise of such warrant, the number of our ordinary shares or the number of ordinary shares of our successor or acquirer that such holder would have been entitled to receive immediately prior to such transaction, and the exercise price for such shares shall be adjusted based on the amount of any alternate consideration receivable as a result of such transaction by a holder of the number of ordinary shares for which the Pre-Funded Warrants is exercisable immediately prior to such transaction.

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice. No fractional ordinary shares will be issued in connection with the exercise of a Pre-Funded Warrant. Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent. We do not plan on applying to list the Pre-Funded Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our ordinary shares, the holder of Pre-Funded Warrants does not have the rights or privileges of a holder of our ordinary shares, including any voting rights, until the holder exercises the Pre-Funded Warrant. Amendments and waivers of the terms of the Pre-Funded Warrants require the written consent of the holder of such Pre-Funded Warrant and us.

PLAN OF DISTRIBUTION

We are offering our ordinary shares and our Pre-Funded Warrants directly to the purchaser pursuant to this prospectus supplement and the accompanying prospectus. We have not engaged an agent or other finder to assist us in connection with this offering,

We will enter into a securities purchase agreement directly with the purchaser of the ordinary shares and the Pre-Funded Warrants offered by this prospectus supplement, and we will only sell to the purchasers who have entered into such agreement. The form of the securities purchase agreement will be included as an exhibit to a report on Form 6-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus forms a part.

We will deliver the shares being issued to the purchaser electronically upon receipt of the purchaser’s funds for the ordinary shares being purchased pursuant to this prospectus supplement. We will deliver the Pre-Funded Warrants by delivery of an executed agreement. We expect to deliver the ordinary shares and the Pre-Funded Warrants being offering pursuant to this prospectus supplement on or about November 19, 2021, which will be deemed the closing date.

The estimated offering expenses payable by us are approximately $100,000, which includes legal, accounting and printing costs, as well as fees and expenses payable to the transfer agent of our ordinary shares. After deducting these expenses, we expect the net proceeds from this offering to be approximately $9.9 million.

PRIVATE PLACEMENT TRANSACTION

In a concurrent private placement (the “private placement transaction”), we are selling to the purchaser, for each ordinary share and each Pre-Funded Warrant purchased in this offering, a warrant to purchase one ordinary share (the “Private Warrants”). The Private Warrants are initially exercisable six months following issuance and terminate four years following issuance. The Private Warrants have an exercise price of $4.50 per share and are exercisable to purchase an aggregate of 2,666,667 ordinary shares. Neither the Private Warrants nor the ordinary shares issuable upon exercise of the Private Warrants are being registered under the Securities Act, nor are they being offered pursuant to this prospectus supplement and the accompanying prospectus. The Private Warrants and the ordinary shares issuable upon their exercise are being sold pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

The following is a brief summary of the Private Warrants and is subject to, and qualified in its entirety by, the terms set forth in the forms of the Private Warrants to be filed as an exhibit to our report on Form 6-K, which we expect to file with the Securities and Exchange Commission in connection with this offering and the private placement transaction.

The Private Warrants will be exercisable six months following the date of issuance and will expire on the fourth anniversary of the date of issuance. The exercise of the Private Warrants is subject to certain exercise limitations, such that the holder may not exercise the Private Warrants if such exercise results in the holder becoming the beneficial owner of more than 9.99% of the number of ordinary shares outstanding immediately after giving effect to such exercise, provided that, upon prior notice to us, the holder may increase or decrease such limitation up to a maximum of 9.99% of the number of ordinary shares outstanding, provided that any increase in such beneficial ownership shall not be effective until 61 days following such notice. If at the time of exercise of the Private Warrants there is not then a current and effective registration statement covering the resale of the ordinary shares issuable upon exercise of the Private Warrants, then the holder of the Warrants may exercise on a cashless (net) exercise basis.

The Private Warrants provide for the adjustment of the exercise price and number of shares issuable upon exercise of the Private Warrants in connection with stock dividends and splits, such that the number of shares issuable upon exercise of the Private Warrants is adjusted in proportion to the change in the number of shares outstanding and the aggregate exercise price of the Private Warrants remains unchanged. In addition, if we grant, issue or sell any ordinary share equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of shares (and not the holder of the Private Warrants), then the Private Warrant holder will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which the holder could have acquired if the holder had held the number of ordinary shares acquirable upon complete exercise of the Private Warrants. If we declare or make any dividend or other distribution of our assets to holders of our ordinary shares, the Private Warrant holder shall be entitled to participate in the distribution to the same extent that the holder would have participated therein if the holder had held the number of ordinary shares acquirable upon complete exercise of the Private Warrants. Other than as described above, the Private Warrants do not contain anti-dilution provisions.

Upon the reclassification, reorganization or recapitalization of our ordinary shares, our merger or consolidation with or into another entity, the consummation of a stock purchase agreement whereby more than 50% of our outstanding ordinary shares are acquired by another person or entity, or a sale or other disposition of substantially all of our assets, the holder of each of the Private Warrants is entitled to receive, upon exercise of such warrant, the number of our ordinary shares or the number of ordinary shares of our successor or acquirer that such holder would have been entitled to receive immediately prior to such transaction, and the exercise price for such shares shall be adjusted based on the amount of any alternate consideration receivable as a result of such transaction by a holder of the number of ordinary shares for which the Private Warrants is exercisable immediately prior to such transaction.

The Private Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice. No fractional ordinary shares will be issued in connection with the exercise of a Private Warrant. Subject to applicable laws, the Private Warrants may be offered for sale, sold, transferred or assigned without our consent. The Private Warrants will not be listed on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system. Except as otherwise provided in the Private Warrants or by virtue of such holder’s ownership of our ordinary shares, the holder of Private Warrants does not have the rights or privileges of a holder of our ordinary shares, including any voting rights, until the holder exercises the Private Warrant. Amendments and waivers of the terms of the Private Warrants require the written consent of the holder of such Private Warrant and us.

LEGAL MATTERS

The validity of the securities being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Ephraim Abramson & Co., Law Offices, Tel Aviv, Israel. Fredrikson & Byron, P.A., Minneapolis, Minnesota, will be passing upon matters of United States law for us with respect to securities offered by this prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2020 have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, Independent Registered Public Accounting Firm as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of for SharpLink, Inc. and subsidiary as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020 incorporated in this prospectus by reference from the Proxy Statement of the Company filed as Exhibit 99.2 to the Company’s Report on Form 6-K filed with the SEC on June 16, 2021 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon incorporated herein by reference, and have been incorporated into this prospectus supplement and the registration statement on Form F-3 of which this prospectus supplement is a part in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus supplement regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We also maintain a website at www.sharplink.com, through which you can access our SEC filings. The information set forth on, or accessible from, our website is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Any statement in a document we incorporated by reference into the accompanying prospectus or this prospectus supplement will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any document that are “furnished” and not “filed” in accordance with SEC rules):

●	our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on May 17, 2021;

●	our Reports on Form 6-K filed on each of April 15, 2021, May 17, 2021, May 24, 2021, June 16, 2021, July 22, 2021, July 27, 2021, July 28, 2021, August 17, 2021, September 30, 2021, and November 10, 2021;

●	Any future reports on Form 6-K filed after the date of this prospectus supplement to the extent that we indicate they are incorporated by reference into this registration statement;

●	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and

●	The description of our ordinary shares contained in our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on May 17, 2021 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

SharpLink Gaming Ltd.,

333 Washington Avenue North, Suite 104

Minneapolis, MN 55401

Attn: Brian Bennett, Chief Financial Officer

Telephone: (612) 293-0619

Copies of these filings are also available, without charge, on our website at www.sharplink.com as soon as reasonably practicable after they are filed electronically with the SEC. You may also obtain additional information about us by visiting our website. The information contained on our website is not a part of this prospectus.

PROSPECTUS

Mer Telemanagement Solutions Ltd.

$10,000,000
Ordinary Shares
Subscription Rights
Warrants
Units

We may offer and sell under this prospectus, from time to time, any combination of the securities described in this prospectus, either individually or in units, in one or more offerings, up to an aggregate of $10,000,000.

Our Ordinary Shares currently trade on the Nasdaq Capital Market under the symbol “MTSL.” On May 1, 2020, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $0.92 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed and the date when we expect trading to begin.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 17.

The aggregate market value of our outstanding Ordinary Shares held by non-affiliates on April 15, 2020, as calculated in accordance with General Instruction I.B.5. of Form F-3, was approximately $3,348,226. During the prior 12 calendar month period that ends on, and includes, the date of this prospectus, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3. Pursuant to General Instruction I.B.5, in no event will we sell securities pursuant to this prospectus with a value of more than one-third of the aggregate market value of our Ordinary Shares held by non-affiliates in any 12-month period, so long as the aggregate market value of our Ordinary Shares held by non-affiliates is less than $75,000,000.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 12, 2020

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or the SEC. This prospectus and the documents incorporated by reference herein include important information about us, the securities being offered by us and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read this prospectus together with the additional information about us described in the sections below entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to “the Company,” “MTS,” “we,” “us” and “our” refer to Mer Telemanagement Solutions Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. Our consolidated financial statements incorporated by reference in this prospectus are prepared in U.S. dollars and in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. All references in this prospectus to “dollars” or “$” are to United States dollars, and all references to “Shekels” or “NIS” are to New Israeli Shekels.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference herein are forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include, but are not limited to:

● the timing of the development of future products;
● projections of costs, revenue, earnings, capital structure and other financial items;
● statements of our plans and objectives;
● statements regarding the capabilities of our business operations;
● statements of expected future economic performance;
● statements regarding competition in our market; and
● assumptions underlying statements regarding us or our business.

i

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

● strategic actions, including acquisitions and dispositions and our success in integrating acquired   businesses;
● the occurrence of hostilities, political instability or catastrophic events;
● changes in customer demand;
● the extent to which we are successful in gaining new long-term relationships with customers or retaining existing ones;
● developments and changes in laws and regulations, including increased regulation of our industry through legislative action and revised rules and standards;
● security breaches, cybersecurity attacks and other significant disruptions; and
● pandemics, natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks in the section entitled “Risk Factors” below and in documents incorporated by reference herein. Many factors could cause our actual results to differ materially from the forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

 Market and Industry Data

We operate in an industry in which it is difficult to obtain precise market and industry information. We have generally obtained the market data in this prospectus supplement from public filings, from industry publications, from studies conducted by third party sources that we believe to be reliable, and based on our experience and our own investigation of market conditions.

ii

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the securities that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

We are a global provider of solutions for telecommunications expense management, or TEM includingenterprise mobility management, or EMM, and of call usage and accounting software, or CA and contact center software. Our TEM solutions allow enterprises and organizations to make smarter choices with their telecommunications spending at each stage of the service lifecycle, including allocation of cost, proactive budget control, fraud detection, processing of payments and spending forecasting.

We were incorporated under the laws of the State of Israel in December 1995. We are a public limited liability company under the Israeli Companies Law 1999-5759, or the Israeli Companies Law, and operate under this law and associated legislation. Our registered offices and principal place of business are located at 15 Hatidhar Street, Ra’anana 4366517, Israel and our telephone number is +972-9-777-7-540. Our website address is www.mtsint.com.  The information on our website is not incorporated by reference into this prospectus.

 RISK FACTORS

Investing in our securities involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below before investing in our securities. Our business, prospects, financial condition and results of operations could be adversely affected due to any of the following risks. In that case, the value of our securities could decline, and you could lose all or part of your investment.

Risks Relating to Our Business and Market

Our auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our audited financial statements for the year ended December 31, 2019 were prepared under the assumption that we would continue our operations as a going concern. Our independent registered public accounting firm has included a “going concern” explanatory paragraph in its report on our financial statements for the year ended December 31, 2019, indicating that we have suffered recurring losses from operations which raises substantial doubt about our ability to continue as a going concern. The inclusion of this “going concern” paragraph in our financial statements and the uncertainty concerning our ability to continue as a going concern may adversely affect our ability to obtain future financing and, if obtained, the terms of such financing. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. As of December 31, 2019, we had cash and cash equivalents of $1.7 million and a working capital of $503,000.  We expect that our cash position will be reduced during the first quarter of 2020. Without additional funds from private or public offerings of debt or equity securities, sales of assets, sales or licenses of intellectual property or technologies, or other transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a viable entity, our shareholders would likely lose most or all of their investment in us.

We have incurred operating losses in each of the past five years and may not regain profitability in the future. We anticipate that we will need additional funding. If we are unable to raise capital, we will be forced to reduce or eliminate certain of our operations.

We have incurred operating losses in each of the last five years and may not be able to regain profitable operations in the future or generate positive cash flows from operations. Our continued losses have resulted in our having a working capital deficiency in the years 2015-2018. To the extent that we incur operating losses in the future or are unable to generate free cash flows from our business, we may not have sufficient working capital to fund our operations in the future, and as a result, there is substantial doubt about our ability to continue as a going concern. During 2019, we had negative operating cash flows and as of December 31, 2019, our cash and cash equivalents were $1.7 million.

During 2019, we implemented a significant cost reduction program, mainly by a reduction in the number of employees and reduced lease expenses.  In addition, we are continuing our efforts to identify and approach a potential M&A candidate in order to enhance shareholder value.

              Such an M&A opportunity may not be available to us, or, if available, may not be on terms satisfactory to us.  If adequate funds are not available to us, our results of operations and financial condition will be adversely affected and we will be forced to reduce the scope of, or eliminate, certain of our operations. Even if we are able to continue to finance our business, the sale of additional equity will result in dilution to our current shareholders and the incurrence of debt could require us to grant a security interest in our assets. If we raise additional funds through the issuance of debt securities, these securities may have rights senior to those attached to our ordinary shares and could contain covenants that could restrict our operations. In addition, we may require additional capital beyond our currently forecasted amounts to achieve profitability.

We failed to realize any financial or strategic benefits from our acquisition of Vexigo Ltd. and we may be unable to realize any benefits from any other future transactions.

Mergers and acquisitions of companies are inherently risky and subject to many factors outside of our control and no assurance can be given that acquisition of companies in the future will be successful and will not adversely affect our business, operating results, or financial condition.  We were unable to capitalize on our acquisition of Vexigo and as a result we recorded impairment charges with respect to the entire amount recorded as goodwill and technology in connection its acquisition. Subsequently, Vexigo sold its assets in 2018 to an unaffiliated third party for a substantial loss. In the future, we may seek to acquire or make strategic investments in complementary businesses, technologies, services or products, or enter into strategic partnerships or alliances with third parties in the future in order to expand our business. Failure to manage and successfully integrate acquisitions could materially harm our business and operating results.

We may not be successful in our efforts to seek a merger candidate that will allow us to grow our company and continue in business, in which case we may be unable to continue to operate our current business or maintain our listing on the NASDAQ Capital Market.

We are currently seeking a potential merger candidate to allow us to continue in business. We may be unsuccessful in our efforts to find a suitable target business or complete a business combination. Our ability to complete a business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks which may arise.  If we do not complete a business combination in a timely manner, we may be unable to support our current business or maintain our listing on the NASDAQ Capital market.

The current novel strain of coronavirus (COVID-19) and any other pandemic, epidemic or outbreak of an infectious disease may adversely affect our business.

If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States, Israel or elsewhere, our business may be adversely affected. In December 2019, COVID-19 was identified in Wuhan, China. This virus continues to spread globally and, has spread to over 170 countries, including the United States and Israel. The spread of COVID-19 has resulted in the World Health Organization declaring the outbreak as a “pandemic.” Many countries around the world have imposed quarantines and restrictions on travel and mass gatherings to slow the spread of the virus.  In April 2020, the Government of Israel extended its requirement that all travelers arriving in Israel must remain in quarantine until 14 days have passed since the date of entry into Israel. Effective May 3, 2020, the Government of Israel announced a gradual reduction of the restrictions subject to the constant re-evaluation of such actions on the population.

We currently anticipate that the COVID-19 outbreak will have a negative effect on our operations. The restrictions imposed as a result of the outbreak are likely to cause operating difficulties, COVID -19 will likely have a negative impact on our ability to generate revenues causing order cancellations, delays and the inability of our sales and support teams to travel and/or meet with customers or provide on-site services. As a result, our business and operating results will be negatively affected. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

Our efforts to reduce expenses, could disrupt our business and may not be successful.

As part of our strategy to return to profitable operations we determined to reduce our operational expenses across the company and to eliminate our non-profitable operations. We are now focused on our core businesses, TEM and call accounting. We must manage our employees, operations, finances, research and development and capital investments efficiently. If we fail to appropriately coordinate across our executive, engineering, finance, human resources, legal, marketing, sales, operations and customer support teams, our productivity and the quality of our solutions may be adversely affected and our results of operation will be negatively impacted.

We derive a significant portion of our revenues from TEM and call accounting solutions, whose revenues have declined in recent years.

A significant portion of our revenues is derived from our TEM solutions, the sales of which have been stable in the past years and from call accounting solutions, whose revenues have declined each year from 2006 through 2014 and from 2016 through 2019. Revenues for these products may not grow or stabilize in the future. If the market for our TEM solutions fails to grow or stabilize in the future, our business, operating results and financial condition would be adversely affected.  Our future financial performance will be dependent to a substantial degree on the successful introduction, marketing and customer acceptance of our current and future TEM call accounting solutions.

The operating expenses associated with our TEM call accounting solutions are mostly fixed expenses. If our TEM call accounting revenues decline, our operating results will be adversely affected.

Our expense levels are substantially based on our expectations for future revenues and are therefore relatively fixed.  If revenue levels fall below expectations, our quarterly results are likely to be disproportionately adversely affected because a proportionately smaller amount of our expenses varies with our revenues. Our operating results are generally not characterized by a seasonal pattern, except that our sales in Europe are generally lower in the summer months.

We typically ship orders for our CA products shortly after receipt of a purchase order and, consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter’s revenues.  As a result, license revenues from our CA product in any quarter depend substantially on orders for CA products that have been booked and shipped in that quarter.  We cannot predict whether revenues from our TEM solutions will be recognized in any quarter because the delivery and, in some cases, the implementation of all the components of the TEM solutions (including among, other things, customer training) are dependent on the individual timing requirements of our customers, which can delay the completion of these orders.

Our semi-annual and annual results have fluctuated significantly in the past and are likely to fluctuate significantly in the future

Our semi-annual and annual results have fluctuated significantly in the past and are likely to fluctuate significantly in the future.  Our future operating results will depend on many factors, including, but not limited to the following:

•	demand for our products;

•	ability to retain existing customers;

•	changes in our pricing policies or those of our competitors;

•	new product announcements by us and our competitors;

•	the number, timing and significance of product enhancements;

•	product life cycles;

•	our ability to develop, introduce and market new and enhanced products on a timely basis;

•	changes in the level of our operating expenses;

•	budgeting cycles of our customers;

•	customer order deferrals in anticipation of enhancements or new products that we or our competitors offer;

•	changes in our strategy;

•	seasonal trends and general domestic and international economic and political conditions, among others; and

•	currency exchange rate fluctuations and economic conditions in the geographic areas where we operate.

Due to the foregoing, our quarterly financial performance has varied significantly in the past and our semi-annual and annual financial performance may vary significantly in the future.  Our revenues and operating results in any interim or specific period may not be indicative of our future performance, and it may be difficult for investors to evaluate our prospects.  In some future quarter, six-month or twelve-month period, our operating results may be below the expectations of public market analysts and investors.  In such event, it is likely that the price of our ordinary shares would be adversely affected. Accordingly, quarterly or semi-annual revenues and operating results are difficult to forecast, and it is likely that our future operating results will be adversely affected by these or other factors. We believe that period-to-period comparisons of our operating results are not necessarily meaningful and you should not rely upon them as indications of future performance.

We are subject to risks associated with rapid technological change and risks associated with new versions, offerings, products and industry standards.

The telecommunication service providers market in which we compete is characterized by rapid technological change, introductions of new products, changes in customer demands and evolving industry standards.  Our future success will depend upon our ability to keep pace with the technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new telecommunication technologies and services and by developing and introducing enhancements to our current and new products.  We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements.  We may experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or such enhancements may not adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance.  If release dates of any new products or enhancements are delayed, or if when released, they fail to achieve market acceptance, our business, operating results and financial condition would be materially and adversely affected.  In addition, the introduction or announcement of new product offerings or enhancements by us or our competitors may cause customers to defer or forgo purchases of current versions of our products, which could adversely affect our business, operating results and financial condition.

The market for our TEM and call accounting solutions may be adversely affected by intense competition.

The market for TEM and call accounting solutions is fragmented and is intensely competitive.  Competition in the industry is generally based on product performance, depth of product line, technical support and price.  We compete both with international and local competitors (including providers of telecommunications services), many of whom have significantly greater financial, technical and marketing resources than we do.  We anticipate continuing competition in the TEM and call accounting markets and the entrance of new competitors into the market.  Our existing and potential customers, including business telephone switching system manufacturers and vendors, may be able to develop products and services that are as effective as, or more effective or easier to use than, those offered by us.  Such existing and potential competitors may also enjoy substantial advantages over us in terms of research and development expertise, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels.  We may not be able to compete successfully against current or future competitors and that competition may adversely affect our future revenues and, consequently, our business, operating results and financial condition.

The impairment of intangible assets and goodwill arising from our acquisitions could continue to negatively impact affect our net income and shareholders’ equity

When we acquire a business, a substantial portion of the purchase price of the acquisition may be allocated to goodwill and other identifiable intangible assets. The amount of the purchase price which is allocated to goodwill and other intangible assets is determined by the excess of the purchase price over the net identifiable assets acquired. The current accounting standards require that goodwill and intangible assets should be deemed to have indefinite lives, which should be tested for impairment at least annually (or more frequently if impairment indicators arise). Other intangible assets are amortized over their useful lives. In light of changes that occurred in the online advertising market during the latter part of 2015 and during 2016, which resulted in reduced revenues and gross margins, we recorded, during 2015 and 2016, a non-cash impairment of the entire amount recorded as goodwill and technology in connection with our acquisition of Vexigo.

During the third quarter of 2019, we identified impairment indicators and conducted impairment analysis in connection with our TEM business. Accordingly, we recorded impairment losses for the goodwill assigned to the Enterprise reporting unit for the year ended December 31, 2019 in the amount of $254,000. Future declines in the results of this segment and other factors could cause us to record an impairment of all or a portion of the relevant goodwill in the future. We may not be able to achieve our business targets for businesses we previously acquired or will acquire in the future, which could result in our incurring additional goodwill and other intangible assets impairment charges. Further declines in our market capitalization increase the risk that we may be required to perform another goodwill impairment analysis, which could result in an impairment of up to the entire balance of our goodwill.

We depend on business telephone system manufacturers, vendors and distributors for some of our sales.

Historically, one of the primary distribution channels for our call accounting management products has been private branch exchange, or PBX, original equipment manufacturers, or OEMs, and vendors who market our products to end-users in conjunction with their own products.  We are dependent upon the active marketing and distribution efforts of our PBX, OEMs and local master distributors.

Sales of call accounting solutions by PBX manufacturers and vendors have declined markedly in the recent past, and sales through this channel may continue to decline.  Our future success will be dependent to a substantial degree on the marketing and sales efforts of such third parties in marketing and integrating our products.  These third parties may not give priority to the sale of our products as an enhancement to their products.  Although most of the major business telephone switching systems manufacturers and vendors currently rely on third party suppliers to provide call accounting and other telemanagement products, these manufacturers and vendors, including our current customers, may develop their own competing products or purchase competing products from others.

Because we sell our products through local master distributors in countries where we do not have a marketing subsidiary, we are highly dependent upon the active marketing and distribution efforts of our distributors.  We also depend in large part upon our distributors for product maintenance and support.  Our distributors may not continue to provide adequate maintenance and support to end-users or provide maintenance and support for new products, which might cause us to seek new or additional distributors or incur additional service and support costs.  The distributors to whom we sell our products are generally not contractually required to make future purchases of our products and could, therefore, discontinue carrying our products at any time.  None of our distributors or resellers is subject to any minimum purchase requirements under their agreements with us.

We may not be able to continue our relationships with our OEM customers or, if such relationships are not maintained, we may not be able to attract and retain comparable PBX OEMs.  The loss of any of our major reseller or OEM relationships, either to competitive products offered by other companies or products developed by such resellers, would adversely affect our business, financial condition and results of operations.  Our future performance will depend, in part, on our ability to attract additional PBX manufacturers and vendors that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products.

We are subject to risks relating to proprietary rights and risks of infringement.

Due to the rapid pace of technological change in the communications industry, we believe that the most significant factors in our intellectual property rights are the knowledge, ability and experience of our employees, the frequency of product enhancements and the timeliness and quality of support services provided by us.  In addition, we rely upon a combination of security devices, copyrights, trademarks, patents, trade secret laws, confidentiality procedures and contractual restrictions to protect our rights in our products.  We try to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.  It is possible that others will develop technologies that are similar or superior to our technology.  Unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.  It is difficult to police the unauthorized use of our products, and we expect software piracy to be a persistent problem, although we are unable to determine the extent to which piracy of our software products exists.  In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States.  Our means of protecting our proprietary rights in the United States or abroad may not be adequate or our competition may independently develop similar technology.

Unfavorable national and global economic conditions could adversely affect our business, operating results and financial condition.

During periods of slowing economic activity, our customers may reduce their demand for our products, technology and professional services, which would reduce our sales, and our business, operating results and financial condition may be adversely affected. Economic challenges may develop, including threatened sovereign defaults, credit downgrades, restricted credit for businesses and consumers and potentially falling demand for a variety of products and services. These developments, or the perception that any of them could occur, could result in longer sales cycles, slower adoption of new technologies and increased price competition for our products and services. We could also be exposed to credit risk and payment delinquencies on our accounts receivable, which are not covered by collateral. In particular, there is currently significant uncertainty about the future relationship between the U.S. and various other countries, with respect to trade policies, treaties, government regulations, and tariffs. For example, the recent imposition of tariffs and/or changes in tariffs on various products by the U.S. and other countries, including China and Canada, have introduced greater uncertainty with respect to trade policies and government regulations affecting trade between the U.S. and other countries, and new and/or increased tariffs have subjected, and may in the future subject, us to additional costs and expenditure of resources. Major developments in trade relations, including the imposition of new or increased tariffs by the U.S. and/or other countries, and any emerging nationalist trends in specific countries could alter the trade environment and consumer purchasing behavior which, in turn, could have a material effect on our financial condition and results of operations. While the U.S. and China recently signed a “phase one” trade deal on January 15, 2020 to reduce planned increases to tariffs, concerns over the stability of bilateral trade relations remain. In addition, the UK’s exit from the European Union on January 31, 2020, known as Brexit, and the ongoing negotiations of the future trading relationship between the UK and the European Union during the transition period set to end December 31, 2020 have yet to provide clarity on what the outcome will be for the UK or Europe. Changes related to Brexit could subject us to heightened risks in that region, including disruptions to trade and free movement of goods, services and people to and from the UK, disruptions to the workforce of our business partners, increased foreign exchange volatility with respect to the British pound and additional legal, political and economic uncertainty. If these actions impacting our international distribution and sales channels result in increased costs for us or our international partners, such changes could result in higher costs to us, adversely affecting our operations, particularly as we expand our international presence.

If global economic and market conditions, or economic conditions in the United States, Europe or Asia or other key markets, remain uncertain or weaken, our business, operating results and financial condition may be adversely affected.

Because we collect and recognize revenue from services over the term of our customer agreements, the lack of customer renewals or new customer agreements may not be immediately reflected in our operating results.

We collect and recognize revenue from our customers in service agreements over the term of their agreements with us.  As a result, the aggregate effect of a decline in new or renewed customer agreements in any one quarter would not be fully recognized in our revenue for that quarter, but would negatively affect our revenue in future quarters.  Consequently, the aggregate effect of significant upturns or downturns in sales of our solution would not be fully reflected in our results of operations until future periods.

We are subject to risks associated with international operations.

We are based in Israel and generate a large percentage of our sales in the United States.  Our sales in the United States accounted for 78.7%, 81.3% and 83% of our total revenues for the years ended December 31, 2017, 2018 and 2019, respectively (excluding our discontinued operations). We may not be able to maintain or increase international market demand for our products.  To the extent that we cannot do so in a timely manner, our business, operating results and financial condition will be adversely affected.

International operations are subject to inherent risks, including the following:

•	the impact of recessionary environments in multiple foreign markets;

•	costs of localizing products for foreign markets;

•	foreign currency exchange rate fluctuations

•	longer receivables collection periods and greater difficulty in accounts receivable collection;

•	unexpected changes in regulatory requirements;

•	difficulties and costs of staffing and managing foreign operations;

•	reduced protection for intellectual property rights in some countries;

•	potentially adverse tax consequences; and

•	political and economic instability.

The foregoing factors may adversely affect our future revenues from international operations and, as a result, adversely affect our business, operating results and financial condition.

The base erosion and profit shifting, or BEPS, project undertaken by the Organization for Economic Cooperation and Development, or OECD, may have adverse consequences on our tax liabilities. The BEPS project contemplates changes to numerous international tax principles, as well as national tax incentives, and these changes, if adopted by individual countries, could adversely affect our provision for income taxes. It is hard to predict how the principles and recommendations developed by the OECD in the BEPS project will translate into specific national laws, and therefore we cannot predict at this stage the magnitude of the effect of such rules on our financial results.

In the United States, the Trump Administration has called for substantial changes to fiscal, tax and trade policies that may adversely affect our business. We cannot predict the impact, if any, of these changes to our business. However, it is possible that these changes could adversely affect our business.

We may be adversely affected by fluctuations in currency exchange rates.

While our revenues are generally denominated in U.S. dollars and Euros, a significant portion of our expenses, primarily salaries, is incurred in NIS.  From time to time, we may enter into hedging transactions in order to mitigate such fluctuations. Any hedging transactions that we enter into may not materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations.  In addition, if, for any reason, exchange or price controls or other restrictions on the conversion of foreign currencies into NIS were imposed, our business could be adversely affected.  Currency fluctuations in the future may adversely affect our revenues from international sales and, consequently, on our business, operating results and financial condition.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber-attacks or other breaches of network or information technology, or IT, security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations.  In particular, both unsuccessful and successful cyber-attacks on companies have increased in frequency, scope and potential harm in recent years.  Such an event may result in our inability to operate our facilities, which, even if the event is for a limited period of time, may result in significant expenses and/or loss of market share to other competitors in the market for TEM and call accounting solutions.

A party who is able to compromise the security measures on our networks or the security of our infrastructure could, among other things, misappropriate our proprietary information and the personal information of our customers and employees, cause interruptions or malfunctions in our or our customers’ operations, cause delays or interruptions to our ability to meet customer needs, cause us to breach our legal, regulatory or contractual obligations, create an inability to access or rely upon critical business records or cause other disruptions in our operations. These breaches may result from human errors, equipment failure, or fraud or malice on the part of employees or third parties. Our exposure to cybersecurity threats and negative consequences of cybersecurity breaches will likely increase as we store increasing amounts of customer data. Additionally, as we increasingly market the security features in our data centers, our data centers may be targeted by computer hackers seeking to compromise data security.

We expend significant financial resources to protect against such threats and may be required to further expend financial resources to alleviate problems caused by physical, electronic, and cyber security breaches. As techniques used to breach security are growing in frequency and sophistication and are generally not recognized until launched against a target, regardless of our expenditures and protection efforts, we may not be able to implement security measures in a timely manner or, if and when implemented, these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, loss of existing or potential future customers, harm to our reputation and increases in our security costs, which could have a material adverse effect on our financial performance and operating results.

In the event of a breach resulting in loss of data, such as personally identifiable information or other such data protected by data privacy or other laws, we may be liable for damages, fines and penalties for such losses under applicable regulatory frameworks despite not handling the data. Furthermore, if a high-profile security breach or cyber-attack occurs with respect to another provider of mission-critical data center facilities, our customers and potential customers may lose trust in the security of these business models generally, which could harm our reputation and brand image as well as our ability to retain existing customers or attract new ones. In addition, the regulatory framework around data custody, data privacy and breaches varies by jurisdiction and is an evolving area of law. We may not be able to limit our liability or damages in the event of such a loss.

While we maintain insurance coverage for some of these events, the potential liabilities associated with these events could exceed the insurance coverage we maintain.  A failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. Any of these occurrences could result in a material adverse effect on our results of operations and financial condition.

We rely heavily on IT systems to manage critical functions such as operations, data storage and retrieval, revenue recognition, budgeting, forecasting, financial reporting and other administrative functions. Certain of these IT services are provided by third parties, including communications lines.

We are subject to risks arising from product defects and potential product liability.

In the TEM business, we may generally provide a warranty for up to three months for end-users and, in limited instances, up to twelve months.  Our sales agreements typically contain provisions designed to limit our exposure to potential product liability or related claims.  The limitation of liability provisions contained in our agreements may not be effective.  Our products are used by businesses to reduce communication costs, recover charges payable by third parties, prevent abuse and misuse of telephone networks and converged billing solutions for information and telecommunication service providers, and as a result, the sale of products by us may entail the risk of product liability and related claims.  A product liability claim brought against us could adversely affect our business, operating results and financial condition.  Products such as those offered by us may contain undetected errors or failures when first introduced or when new versions are released.  Despite our testing and testing by current and potential customers, errors may be found in new products or releases after commencement of commercial shipments.  The occurrence of these errors could result in adverse publicity, loss of or delay in market acceptance or claims by customers against us, any of which could adversely affect our business, operating results and financial condition.

We depend upon the continued retention of certain key personnel. Turnover in the ranks of our executive officers in recent years could adversely affect our growth strategy and the execution of our business plans.

We depend to a significant extent on the efforts and abilities of our senior management team and on our skilled professional and technical employees.  The competition for these employees is intense.  We may not be able to retain our present employees, or recruit additional qualified employees as we require them.  The loss of any key member of our management team might significantly delay or prevent the achievement of our business or development objectives.  Any failure to attract and retain key managerial, technical and research and development personnel could adversely affect our ability to generate sales, deploy our products or successfully develop new products and enhancements. In addition, the loss, for any reason, of the services of any of these key individuals and any negative market or industry perception arising from such loss, could damage our business and harm our reputation.

In October 2017, we announced the appointment of Roy Hess as our chief executive officer. Mr. Hess replaced Mr. Alon Mualem who served as interim chief executive officer since February 2017. Prior to Mr. Hess’s appointment and since May 2014, four persons served as either our chief executive officer, or interim chief executive officer. Ofira Bar replaced Alon Mualem as our Chief Financial Officer in May 2018. In July 2019 we announced that Mr. Hess will devote 50% of his time to the affairs of the company. This reduction is in line with our ongoing efforts to control and reduce expenses and manage our cash reserves.  The turnover in management and any future turnover could hinder our strategic planning, execution and future performance.

Actual results could differ from the estimates and assumptions that we use to prepare our financial statements.

In order to prepare our financial statements in conformity with accounting principles generally accepted in the United States, or U.S. GAAP, our management is required to make estimates and assumptions, as of the date of the financial statements, which affect the reported values of assets and liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. Areas that require significant estimates by our management include contract costs and profits, application of percentage-of-completion accounting, provisions for uncollectible receivables and customer claims, impairment of long-term assets, goodwill impairment, valuation of assets acquired and liabilities assumed in connection with business combinations, accruals for estimated liabilities, including litigation and insurance reserves, and stock-based compensation. Our actual results could differ from, and could require adjustments to, those estimates.

We may fail to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have an adverse effect on our financial results and the market price of our ordinary shares.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors.  Our efforts to comply with the requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002 governing internal control and procedures for financial reporting have resulted in increased general and administrative expense and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources.  We may identify material weaknesses or significant deficiencies in our assessments of our internal control over financial reporting.  Failure to maintain effective internal control over financial reporting could result in investigation or sanctions by regulatory authorities and could adversely affect our operating results, investor confidence in our reported financial information and the market price of our ordinary shares.

Risk Factors Related to Our Ordinary Shares

If we fail to maintain compliance with NASDAQ’s continued listing requirements, our shares may be delisted from the NASDAQ Capital Market.

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “MTSL.”  To continue to be listed on the NASDAQ Capital Market, we need to satisfy a number of conditions, including a minimum closing bid price per share of $1.00 for 30 consecutive business days and shareholders’ equity of at least $2.5 million.

On May 7, 2018 we received a Nasdaq Staff Determination letter indicating that the we had failed to comply with the continued listing requirement that it maintain either a minimum of $2,500,000 in stockholders’ equity, or $35,000,000 market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year, or two of the three most recently completed fiscal years, as set forth in Nasdaq Marketplace Rule 5550(b)(1) and that the Nasdaq Staff was reviewing the company’s eligibility for continued listing on the Nasdaq Capital Market. In accordance with Nasdaq Marketplace Rule 5810(c)(2)(A), we submitted a plan to regain compliance and on July 27, 2018 the staff of the Listing Qualifications Department granted us an extension to regain compliance with the Nasdaq rule.

Subsequently, we implemented various cost-cutting measures and received proceeds of $1.7 million from the sale of ordinary shares and a newly created class of convertible preferred shares. We disclosed that as a result of these actions we believed that we had regained compliance with the Nasdaq rule. Based on such disclosure, the Nasdaq Staff notified the company on December 6, 2018, that it had regained compliance with the rule, but noted that if we failed to evidence compliance upon filing its periodic report for the year ended December 31, 2018, we may be subject to delisting. On April 8, 2019, we filed our annual report on Form 20-F for the year ended December 31, 2018, reporting shareholders’ equity of $2,403,000. The Form indicated in a subsequent event footnote that we had sold additional securities subsequent to the year-end and received $125,000 in additional equity. Upon review, the Staff determined that we no longer comply with the Nasdaq rule. The company’s securities were subject to removal from listing and registration on the Nasdaq Stock Market, pending an appeal.

On May 14, 2019, we requested a hearing before the Nasdaq Hearing Panel seeking to appeal the determination of the staff of the Qualifications Department of the Nasdaq Stock Market to remove the company's securities from listing and registration on the Nasdaq Stock Market.

On July 1, 2019, we were notified by Nasdaq that our company has evidenced full compliance with all criteria for continued listing on The Nasdaq Capital Market, including the applicable stockholders’ equity requirement. Nasdaq’s determination followed an investment by an institutional investor via the partial exercise of its greenshoe option and purchase of 438,597 convertible preferred shares in MTS for $500,000.

The Nasdaq Hearing Panel indicated that they would continue to monitor the company’s ongoing compliance with the minimum stockholders’ equity threshold, through July 1, 2020, and, if we were to fall below the minimum threshold, we would be subject to delisting, but would also be entitled to request another hearing before the panel. Such request would stay any delisting action by Nasdaq pending the ultimate outcome of the hearing.

Currently, in the midst of the coronavirus crisis based market decline our closing bid price per share has been under $1.00 again and if the bid price for our shares remains below $1.00 for 30 consecutive trading days, we may receive another notice of noncompliance and should be provided at least 180 days to regain compliance. We could fail to meet this, or other Nasdaq continued listing requirements and fail to cure such noncompliance, resulting in the delisting of our ordinary shares from Nasdaq. If we are delisted from Nasdaq, trading in our ordinary shares would be conducted on a market where an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, our ordinary shares.

A few of our shareholders who are also members of our Board, may have a significant influence over our business prospects. Future disagreements among these Board members may delay or prevent certain business developments.

Mr. Haim Mer, the Chairman of our Board of Directors, and his wife, Mrs. Dora Mer, currently beneficially own approximately 14.16% of our outstanding ordinary shares. Following its investment in our ordinary shares and preferred shares, Alpha Capital currently holds 9.99% of the voting rights at meetings of our shareholders (due to a blocker implemented in our Articles as more fully explained herein), but did not appoint any of its representatives to our Board. As a result, each of these shareholders has a significant influence over the election of our Board of Directors. Any future disagreements between our board members in connection with our business and affairs, including with respect to any determinations relating to potential mergers or other business combinations involving us, our acquisition or disposition of assets, our incurrence of indebtedness, our issuance of any additional ordinary shares or other equity securities, our repurchase or redemption of ordinary shares and our payment of dividends, may delay or prevent certain of these developments and thereby harm our future prospects and results of operations.  This concentration of ownership may also adversely affect our share price, especially if these shareholders sell substantial amounts of our ordinary shares.  Our officers and directors currently own beneficially 540,641 ordinary shares, or approximately 14.16% of our outstanding shares.

Our share price has been volatile in the past and may decline in the future.

Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by investors;

•	announcements of technological innovations or new products by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	changes in the status of our intellectual property rights;

•	additions or departures of key personnel;

•	future sales of our ordinary shares; and

•	general stock market prices and volume fluctuations.

Domestic and international stock markets often experience extreme price and volume fluctuations.  Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of our ordinary shares.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and divert management’s attention and resources.

We do not expect to distribute cash dividends.

We do not anticipate paying cash dividends in the foreseeable future.  According to the Israeli Companies Law, 1999-5759, or the Israeli Companies Law, a company may generally distribute dividends only out of its retained earnings (within the meaning of the Israeli Companies Law), so long as the company reasonably believes that such dividend distribution will not prevent the company from paying all its current and future debts. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors.  You should not rely on an investment in our company if you require dividend income from your investment in our company.  The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable and there is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

We may be classified as a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

For U.S. federal income tax purposes, we may be classified as a PFIC for any taxable year in which either: (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average quarterly value of our assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) for the taxable year produce or are held for the production of passive income. We believe that we were not a PFIC in 2019 and we do not expect to become a PFIC in future years. If we are classified as a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning our ordinary shares and such U.S. holders could suffer adverse U.S. tax consequences. Accordingly, you are urged to consult your tax advisors regarding the application of such rules. For more information please see “Item 10. Additional Information – E. Taxation - United States Federal Income Taxation – Passive Foreign Investment Companies” of our annual report on Form 20-F for the year ended December 31, 2019, incorporated by reference herein.

Risks Relating to Operations in Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our business condition, harm our results of operations and adversely affect our share price.

We are incorporated under the laws of, and our principal executive offices, and research and development facilities are located in, the State of Israel.  As a result, political, economic and military conditions affecting Israel directly influence us.  Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and results of operations.

In recent years, there have been hostilities between Israel and Hezbollah in Lebanon and Hamas in the Gaza strip, both of which resulted in rockets being fired into Israel causing casualties and disruption of economic activities. In addition, Israel faces threats from more distant neighbors, in particular, Iran. Also, in recent years riots and uprisings in several countries in the Middle East and neighboring regions have led to severe political instability in several neighboring states and to a decline in the regional security situation. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations. To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect our business, financial condition and results of operations in the future.

Furthermore, there are a number of countries, primarily in the Middle East, as well as Malaysia and Indonesia, that restrict business with Israel or Israeli companies, and we are precluded from marketing our products to these countries. Restrictive laws or policies directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Our financial results may be adversely affected by inflation and currency fluctuations.

We report our financial results in dollars, while a significant portion of our expenses, primarily salaries, are paid in NIS.  Therefore, our NIS related costs, as expressed in U.S. dollars, are influenced by the exchange rate between the U.S. dollar and the NIS.  The appreciation of the NIS against the U.S. dollar will result in an increase in the U.S. dollar cost of our NIS expenses.  We are also influenced by the timing of, and the extent to which, any increase in the rate of inflation in Israel over the rate of inflation in the United States is not offset by the devaluation of the NIS in relation to the dollar.  Our dollar costs in Israel will increase if inflation in Israel exceeds the devaluation of the NIS against the dollar or if the timing of such devaluation lags behind inflation in Israel.  In the past, the NIS exchange rate with the dollar and other foreign currencies had fluctuated, generally reflecting inflation rate differentials.  We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation or appreciation of the NIS against the dollar. The current COVID-19 outbreak and government programs related to the outbreak may also affect the rate of inflation.  If the U.S. dollar cost of our operations in Israel increases, our dollar measured results of operations will be adversely affected.  From time to time, we engage in currency-hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our financial position and results of operations.  However, any such hedging transaction may not materially reduce the effect of fluctuations in foreign currency exchange rates on such results.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

Service of process upon our directors and officers, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, since substantially all of our assets, and the assets of most of our directors and officers, are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.  However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of United States courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

Provisions of Israeli law may delay, prevent or make difficult our acquisition by a third-party, which could prevent a change of control and therefore depress the price of our shares.

Provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making more difficult a merger with us or other acquisition of our shares or assets. This could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us.  Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our memorandum of association, articles of association and Israeli law.  These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, each shareholder of an Israeli company has a duty to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters.  Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval.  In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the company has a duty of fairness toward the company.  However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revision in recent years, there is limited case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

As a foreign private issuer, whose shares are listed on the NASDAQ Capital Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.  We follow Israeli law and practice instead of NASDAQ Stock Market Rules regarding the requirement to maintain a majority of independents directors, the director nomination process and the requirement to obtain shareholder approval for certain dilutive events.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the NASDAQ Stock Market Rules. We follow Israeli law and practice instead of the NASDAQ Stock Market Rules regarding the requirement to maintain a majority of independents directors and the director nomination process. Although we have on occasion sought and obtained shareholder approval as required under NASDAQ Stock Market Rules for certain dilutive events (such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company), we may in the future exercise our right to follow Israeli law and practice in connection with these matters. As a foreign private issuer listed on the NASDAQ Capital Market, we may also follow home country practice with regard to, among other things, compensation of officers and quorum at shareholders’ meetings. A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws.  In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission, or the SEC, each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement. Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

Some of our directors, officers and employees in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and they may be called for active duty under emergency circumstances at any time.  If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time.  Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service.  Any disruption in our operations could adversely affect our business.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital expenditures, acquisitions and investments. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in any one or more of the following methods from time to time:

●	to or through one or more underwriters on a firm commitment or best efforts basis;

●
to or through dealers, who may act as agents or principals, including a block trade (which may involve crosses) in which a broker or dealer so engaged will attempt to sell as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through agents;

●	through privately negotiated transactions;

●	directly to purchasers, including our affiliates;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	exchange distributions and/or secondary distributions;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	to one or more underwriters for resale to the public or to investors;

●	in “at the market offerings,” to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

●	transactions in options, swaps or other derivatives that may or may not be listed on an exchange; or

●	in any combination of these methods of sale.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

●	the name or names and addresses of any underwriters, dealers or agents;

●	the purchase price of the securities and the proceeds to us from the sale;

●	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

●	the public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any securities exchanges or markets on which such securities may be listed; and

●	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices, or in a combination of any of the above noted pricing methods.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Maximum compensation to any underwriters, dealers or agents will not exceed any applicable Financial Industry Regulatory Authority, or FINRA, limitations. In particular, in compliance with the guidelines of FINRA, the aggregate maximum fees or other items of value to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this registration statement.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

We also may sell directly to investors through subscription rights distributed to our shareholders on a pro rata basis. In connection with any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make. We may use underwriters, dealers, agents and remarketing firms with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, dealers, agents and/or remarketing firm and the nature of any such relationship.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for the Company or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities.

The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with the Company or any of its subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with the Company or any of its subsidiaries to indemnification by the Company or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for the Company or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

All securities we offer, other than ordinary shares, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of 17,000,000 ordinary shares of a nominal value of NIS 0.03 each and 3,000,000 preferred shares of a nominal value of NIS 0.03 each. All our issued and outstanding securities are fully paid and non-assessable and are issued in registered form. Our ordinary shares do not have preemptive rights and there are no sinking fund provisions applicable to our ordinary shares.

The rights attached to the ordinary shares are as follows:

•
equal rights to receive an invitation to, attend all of and vote at all of the general meetings of the company. Each one of the ordinary shares will confer upon the holder a single vote at every general meeting of the company at which he/she participates and votes, by himself/herself, by agent, or by proxy.

•
equal rights to receive dividends, if and when distributed, whether in cash or any other manner, and to participate in a distribution of bonus shares, if and when distributed, according to the ratio between the shareholders’ holdings in the company’s issued and outstanding share capital (ordinary shares and preferred shares on an as-converted basis, without regard to the Beneficial Ownership Limitation (as explained below)) and the company’s total issued and outstanding share capital (ordinary shares and preferred shares on an as-converted basis, without regard to the Beneficial Ownership Limitation).

•
equal right to participate in a distribution of the company’s assets available for distribution, in the event of liquidation or winding-up of the company, pari-passu with the preferred shares (on an as-converted basis).

The rights attached to the Preferred Shares:

•
equal rights to receive dividends, if and when distributed, whether in cash or any other manner, and to participate in a distribution of bonus shares, if and when distributed, according to the ratio between the shareholders’ holdings in the company’s issued and outstanding share capital (ordinary shares and preferred shares on an as-converted basis, without regard to the Beneficial Ownership Limitation) and the company’s total issued and outstanding share capital (ordinary shares and preferred shares on an as-converted basis, without regard to the Beneficial Ownership Limitation).

•
equal right to participate in a distribution of the company’s assets available for distribution, in the event of liquidation or winding-up of the company, on an as-converted basis, pari-passu with the ordinary shares.

•
a right of conversion into ordinary shares. Each preferred share shall be convertible, at any time and from time to time at the option of the shareholder thereof, into such amount of ordinary shares determined by dividing the Per Preferred Share Purchase Price (as defined in our Articles, currently $1.14, subject to adjustments) by the conversion price then in effect, or the Conversion Rate.  The initial Conversion Rate is 1:1. As to Alpha Capital Anstalt, from the closing date of the Securities Purchase Agreement between us and Alpha Capital Anstalt, dated September 6, 2018, or the Alpha SPA, and until 36 months from the closing date, if and whenever we  issue or sell ordinary hares or ordinary shares equivalents (as such term is defined in Alpha SPA) for a consideration per share that is less than the conversion price then in effect, or the Discounted Per Ordinary Share Purchase Price, and which is not an Exempted Issuance (as such term is defined in the Alpha SPA), then immediately after such dilutive issuance, the conversion price shall be reduced to equal the Discounted Per Ordinary Share Purchase Price, but in no event shall the conversion price become lower than the greater of (i) $US 0.10 or (ii) 20% of the closing price on the trading day immediately prior to the date of the Alpha SPA.

•
equal rights to vote on all matters submitted to a vote of the ordinary shares (on an as-converted basis, but only up to the number of votes equal to the number of ordinary shares into which the preferred shares would be convertible pursuant to the Beneficial Ownership Limitation on the record date for any such vote).

 Other provisions of the Articles

Our Articles provide that we shall not effect any conversion of the preferred shares to the extent that, after giving effect to the conversion, the applicable shareholder would beneficially own in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” is defined a 9.99% of the number of ordinary shares outstanding immediately after giving effect to the issuance of ordinary shares issuable upon conversion of preferred shares held by the applicable shareholder. The applicable shareholder, upon notice to the company, may increase or decrease the Beneficial Ownership Limitation provisions applicable to its preferred shares. Any such increase or decrease in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the company and shall only apply to such shareholder.

The rights attached to any class may be modified or abrogated by the affirmative consent of the respective determining majority of the shares of such class; provided, however, that the creation of additional shares of a specific class, or the issuance of additional shares of a specific class, shall not be deemed a modification or abrogation of rights attached to shares of such class or of any other class.

Changes in Our Capital

Changes in our capital are subject to the approval of the shareholders at a general meeting by a special majority of 75% of the votes of shareholders participating and voting in the general meeting.

Annual and Extraordinary Meetings

Under the Israeli Companies Law a company must convene an annual meeting of shareholders at least once every calendar year and within 15 months of the last annual meeting.  Depending on the matter to be voted upon, notice of up to 35 days prior to the date of the meeting is required.  Our board of directors may, in its discretion, convene additional meetings as “extraordinary general meetings.”   In addition, the board must convene a special general meeting upon the demand of two of the directors or 25% of the directors, one or more shareholders holding at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders holding at least 5% of the voting power in the company.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy and holding ordinary shares (on an as-converted basis) conferring in the aggregate more than twenty-five percent (25%) of the total voting power attached to the ordinary shares of the company (on an as-converted basis, subject to the Beneficial Ownership Limitation).  A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders.  At the reconvened meeting, the required quorum consists of any two or more holders of Ordinary Shares (on an as-converted basis, subject to the Beneficial Ownership Limitation).

A resolution, including, but not limited to, a resolution to amend the Articles and to approve a merger of the company, shall be deemed adopted at a general meeting if the requisite quorum is present and the resolution is supported by holders of ordinary shares (on an as-converted basis) present, in person or by proxy, vested with more than fifty percent (50%) of the total voting power attached to the ordinary shares (on an as-converted basis, subject to the Beneficial Ownership Limitation) whose holders were present, in person or by proxy, at such general meeting and voted thereon, or such other percentage as is required by these Articles or by the law.

Pursuant to our Articles, our directors (other than outside directors) are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting and hold office until the next annual general meeting of shareholders and until their successors have been elected, except the directors nominated by Alpha Capital, whose initial service terms ends at the end of the first general meeting to take place after October 31, 2020. All the members of our board of directors (except the outside directors who generally have a limitation of three three-year terms, subject to the ability to elect them for additional three-year terms pursuant to relief regulations applicable to certain companies, including companies whose shares are listed on the Nasdaq Capital Market) may be reelected upon completion of their term of office.

Alpha Capital Veto Right

So long as any preferred shares are held by Alpha Capita Anstalt, we may not take any actions and/or adopt any resolutions in connection with the following matters, without the affirmative consent of Alpha Capital Anstalt:

•
Any amendment, alteration or repeal of any provision of the Articles so as to adversely affect the special rights, preferences, privileges or voting powers of the Preferred Shares, subject to certain exceptions.

•
Any consummation of a binding share exchange or reclassification involving the Preferred Shares, or of a merger or consolidation of the company with or into another entity, subject to certain exceptions.

Liability for capital calls by our company.

Under our memorandum of association and the Israeli Companies Law, the liability of our shareholders is limited to the par value of the shares held by them.

Limitations on the Rights to Own Securities in Our Company

Neither our memorandum of association nor our articles of association nor any applicable law restrict in any way the ownership or voting of shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

Disclosure of Shareholders Ownership

The Israeli Securities Law and regulations promulgated thereunder do not require shareholders of a company whose shares are publicly traded solely on a stock exchange outside of Israel, as in the case of our company, to disclose their share ownership.

Transfer Agent

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

●	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

●	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;

●	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

●
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

●
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

●	any applicable material U.S. federal income tax consequences;

●	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

●	if applicable, the date from and after which the warrants and the ordinary shares and/or debt securities will be separately transferable;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

●	information with respect to book-entry procedures, if any;

●	the anti-dilution provisions of the warrants, if any;

●	any redemption or call provisions;

●	whether the warrants are to be sold separately or with other securities as parts of units; and

●	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

●	the price, if any, for the subscription rights;

●	the exercise price payable for each ordinary share upon the exercise of the subscription rights;

●	the number of subscription rights to be issued to each shareholder;

●	the number and terms of the shares ordinary shares which may be purchased per each subscription right;

●	the extent to which the subscription rights are transferable;

●	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

●	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

●	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

●	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer warrants, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares.

Non-residents of Israel who purchase our securities will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our securities to an Israeli resident, into freely repairable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any securities offered by the prospectus will be set forth in a supplement to this prospectus.

OFFERING EXPENSES

We estimate the following expenses in connection with this prospectus:

SEC Registration Fee	$1,298
Legal fees and expenses	12,500
Accountants’ fees and expenses	4,500
Miscellaneous	5,000
Total	$23,298

LEGAL MATTERS

The validity of the securities being offered by this prospectus and any accompanying prospectus supplement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Ephraim Abramson & Co., Law Offices, Tel Aviv, Israel. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our 2019 Form 20-F have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, Independent Registered Public Accounting Firm as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) ) incorporated herein by reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel, a majority of our executive officers and directors and the Israeli experts named herein are non-residents of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor that begins with “Service and enforcement of legal process” under the heading “Risk Factors.”

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is our subsidiary, MTS Integratrak, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, current reports, proxy statements and other information with the SEC.  SEC filings are available at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

We also maintain a website at www.mtsint.com, through which you can access our SEC filings. The information set forth on, or accessible from, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Any statement in a document we incorporated by reference into this prospectus or a prospectus supplement will be considered to be modified or superseded to the extent a statement contained in this prospectus t or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any document that are “furnished” and not “filed” in accordance with SEC rules):

●	Our 2019 Form 20-F, filed with the SEC on March 26, 2020;

●	Our Form 6-K filed with the SEC on May 4, 2020;

●	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

●	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and

●
The description of our ordinary shares contained in our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on March 26, 2020 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address: Mer Telemanagement Solutions Ltd., at 15 Hatidhar Street, Ra’anana 4366517, Israel, Attn: Ofira Bar, Chief Financial Officer, telephone number 972-9-7777-540. You may also obtain information about us by visiting our website at www.mtsint.com. Information contained in our website is not part of this prospectus.

MER Telemanagement Solutions Ltd.

Ordinary Shares

Warrants

Subscription Rights

Units

PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.